Exhibit 99.1

Contact:

Michael W. Rogers

EVP & Chief Financial Officer

(781) 890-1199

FOR IMMEDIATE RELEASE

BG Medicine Announces Fiscal 2010 Year End and Fourth Quarter Results

Waltham, Mass., March 16, 2011 – BG Medicine, Inc. (NASDAQ: BGMD) today announced its consolidated results of operations for the year and quarter ended December 31, 2010 and provided a business update. The Company will host a conference call and webcast today, March 16, 2011, beginning at 4:30 pm Eastern time (details follow below).

For fiscal 2010, the Company reported a consolidated net loss of $17.2 million compared to a consolidated net loss of $16.1 million for fiscal 2009. For the quarter ended December 31, 2010, the Company reported a consolidated net loss of $3.3 million compared to a consolidated net loss of $4.2 million for quarter ended December 31, 2009.

At December 31, 2010, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $2.4 million. The Company completed its initial public offering on February 9, 2011. Net proceeds to the Company from the offering were approximately $35.1 million.

Business Update

“The past twelve months have been an active and productive period for us,” said Pieter Muntendam, M.D., president and chief executive officer of BG Medicine. “Major accomplishments during this past year include the FDA clearance of our first product, galectin-3, and the recent completion of our initial public offering. In addition, we have made significant progress in the development of our second product candidate, AMIPredict, which is in development as a test to identify people at risk of a first heart attack. We believe the Company is well positioned for a very exciting 2011.

“In November 2010, we received FDA clearance for a manual version of our galectin-3 test as an aid in the prognosis of patients with heart failure,” stated Dr. Muntendam. “Galectin-3 is the first novel blood test for cardiac disease approved by the FDA in the past five years, and we believe it has the potential to be the most significant cardiovascular diagnostic product since BNP was launched in 2001. In January of 2011, our partner, Labcorp, started to make galectin-3 testing available to physicians in the Unites States through their nationwide laboratory testing network. We have now begun our sales and marketing efforts to support this launch.

“The automated versions of the galectin-3 test are under development by our commercialization partners, Abbott Laboratories, Alere, Siemens, and bioMerieux,” continued Dr. Muntendam. “We expect that our partners will begin FDA clearance submissions for their automated versions of the test starting in the fourth quarter of 2011.

“AMIPredict is in development by the Company as a test to identify people at risk for near-term heart attack. Identifying patients before their first heart attack is a significant unmet medical need, and we believe that AMIPredict could be an improved diagnostic test compared to conventional risk factor-based approaches for heart attack and stroke risk. Furthermore, we believe that identification of those at risk could enable targeted primary prevention, such as anti-platelet and anti-thrombotic therapies. We expect to complete the remaining development of AMIPredict in the second or third quarter of 2011, and, if successful, we expect to file a 510(k) application with the FDA shortly thereafter,” said Dr. Muntendam.

“Approximately five years ago, we set out to create a new type of diagnostic company—a company that focuses on the discovery and development of novel, high value assays and that we make available through partnerships with leading diagnostic companies. Last year, we turned that concept into reality by announcing multiple new partnerships and obtaining FDA clearance for our first partnered product. This year, we will focus on raising awareness of our products with clinicians in preparation for the expected launch of the automated versions of our galectin-3 test commencing in 2012,” said Dr. Muntendam.

“In February of this year, we completed our initial public offering, raising net proceeds to the Company of approximately $35.1 million. We believe that the net proceeds of the offering will provide us with the capital to invest in the launch of the galectin-3 test in 2011 and 2012, as well as to continue the development of our pipeline products,” said Michael Rogers, Executive Vice President and Chief Financial Officer of BG Medicine.

Financial Results

Results for Year Ended December 31, 2010

Revenue decreased by approximately 90%, or $7.7 million, to $819,000 in fiscal year 2010 from $8.5 million in fiscal year 2009. The decrease resulted from the completion of Phase I of our HRP initiative in 2009, as well as the continued de-emphasis of our sponsored research and service business. Our 2010 revenue consisted primarily of revenue from Phase II of our HRP initiative.

Cost of revenue decreased by approximately 91%, or $7.6 million, to $786,000 in 2010 from $8.4 million in 2009. The reduction in cost of revenue was primarily attributable to the decrease in costs associated with reduced activity from the HRP initiative and other service agreements.

Research and development expenses decreased by approximately 23%, or $2.0 million, to $6.5 million in 2010 from $8.5 million in 2009. The decrease was primarily due to the reduced activity and personnel-related costs associated with our internal biomarker discovery and development efforts, primarily our galectin-3 program.

Selling, general and administrative expenses increased by approximately 8%, or $580,000, to $8.1 million in 2010 from $7.5 million in 2009. This was primarily due to a $509,000 increase in personnel-related general and administrative expenses.

Interest expense increased by $2.5 million, to $2.8 million in 2010 from $244,000 in 2009. This increase was due to non-cash expenses arising from the issuance in 2010 of $6.0 million in bridge notes, and the related issuance of 415,347 common stock warrants.

Results for Quarter Ended December 31, 2010

Revenue for the quarter ended December 31, 2010 decreased by approximately 47%, or $174,000, to $199,000 in 2010 from $373,000 in the quarter ended December 31, 2009. The decrease resulted from a reduction in the number of projects completed under our service agreements. Our revenue in the quarter ended December 31, 2010 consisted primarily of revenue from Phase II of our HRP initiative.

Cost of revenue for the quarter ended December 31, 2010 decreased by approximately 74%, or $393,000, to $136,000 from $529,000 in the quarter ended December 31, 2009. The reduction in cost of revenue was primarily due to the decrease in costs associated with our service agreements.

Research and development expenses for the quarter ended December 31, 2010 decreased by approximately 53%, or $1.1 million, to $943,000 from $2.0 million in the quarter ended December 31, 2009. The reduction in expense was due to decreased activity and personnel-related costs associated with our internal biomarker discovery and development efforts, primarily our galectin-3 program. The decrease was also due to the reduction of research and development expenses due to the receipt of a grant under the Qualified Therapeutic Discovery Program in the amount of approximately $489,000.

Selling, general and administrative expenses for the quarter ended December 31, 2010 decreased by approximately 5%, or $103,000, to $1.9 million in the quarter ended December 31, 2009. This was primarily due to a decrease in personnel-related selling expenses.

Interest expense increased by $787,000, to $828,000 in the quarter ended December 31, 2010 from $41,000 in the quarter ended December 31, 2009. This increase was due to non-cash expenses arising from the issuance in November 2010 of the final $2.0 million tranche of our bridge notes, and the related issuance of 138,449 common stock warrants.

Conference call and webcast

The Company will host a conference call and webcast today, March 16, 2011, beginning at 4:30 pm Eastern time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through March 23, 2011. The replay may be accessed by dialing (800) 642-1687 within the U.S. and Canada or (706) 645-9291 from international locations, passcode 50496943. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine is a life sciences company focused on the discovery, development, and commercialization of novel diagnostics based on biomarkers to improve patient outcomes and contain healthcare costs. BG Medicine recently launched the galectin-3 test for use in patients with heart failure. The galectin-3 test is the first novel blood test for cardiac disease cleared by the FDA in five years. For additional information about BG Medicine and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

Safe Harbor Statement

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our expectations for our business operations and outlook, our belief that our galectin-3 test will be the most significant cardiovascular diagnostic product since BNP was launched in 2001, our expectation that our commercialization partners will begin FDA clearance submissions for their automated versions of the galectin-3 test starting in the fourth quarter of 2011, our belief that AMIPredict could be an improved diagnostic test when compared to conventional risk-factor based approaches for heart attack and stroke risk, our belief that identification of individuals at risk of heart attack could enable targeted primary prevention, such as anti-platelet and anti-thrombotic therapies, our expectations that the remaining development of AMIPredict will be completed in the second or third quarter of 2011 and that we expect to file a 510(k) application with the FDA shortly thereafter, our expectation that we will focus on raising awareness of our products with clinicians in preparation for the expected launch of the automated versions of our galectin-3 test commencing in 2012, and our belief that the net proceeds from our initial public offering will provide us with the capital to invest in the launch of the galectin-3 test in 2011 and 2012, as well as to continue the development of our pipeline products. These statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our ability to transition into a commercial organization and generate sufficient revenue to sustain our business; our estimates of future performance, including the expected timing of the launch of our products; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our product candidates; the potential benefits of our product candidates over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products and product candidates; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties, including our ability to enter into collaboration agreements with respect to our product candidates and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; and the limited public float and trading volume for our common stock and volatility in our stock price. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, including the Company’s Final Prospectus under the heading “Risk Factors” filed with the SEC on February 4, 2011 in connection with the Company’s initial public offering and available on the Company’s investor relations website at http://www.bg-medicine.com and on the SEC’s website at http://www.sec.gov.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
	(unaudited)
Revenue	$199	$373	$819	$8,490

Operating Expenses:
Cost of revenue	136	529	786	8,431
Research and development	943	2,025	6,539	8,527
Selling, general and administrative	1,876	1,979	8,100	7,520

Total operating expenses	2,955	4,533	15,425	24,478

Loss from operations	(2,756)	(4,160)	(14,606)	(15,988)

Interest income	1	19	5	121
Interest expense	(828)	(41)	(2,792)	(244)
Other (expense) income	260	(55)	231	(26)

Net loss	(3,323)	(4,237)	(17,162)	(16,137)

Accretion of redeemable convertible preferred stock	(265)	(250)	(1,034)	(977)

Net loss attributable to common stockholders	$(3,588)	$(4,487)	$(18,196)	$(17,114)

Net loss attributable to common stockholders per share—basic and diluted	$(1.18)	$(1.52)	$(6.12)	$(5.84)

Weighted-average common shares outstanding used in computing per share amounts—basic and diluted	2,994,602	2,947,696	2,971,434	2,930,818

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of December 31,
	2010	2009
	(in thousands, except share and per share data)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,425	$8,343
Marketable securities at fair value	—	2,050
Accounts receivable	786	278
Prepaid expenses and other current assets	405	244

Total current assets	3,616	10,915

Property and equipment, net	604	983
Intangible assets, net	541	625
Deferred offering costs	2,229	65
Deposits and other assets	37	37

Total assets	$7,027	$12,625

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Term loan, current portion	$96	$1,156
Bridge notes, including accrued interest	6,276	—
Accounts payable	1,380	1,027
Accrued expenses	2,822	2,032
Deferred revenue and customer deposits	1,521	685

Total current liabilities	12,095	4,900

Term loan, net of current portion	—	96
Warrant liability	248	471

Total liabilities	12,343	5,467

Redeemable convertible preferred stock	72,093	71,059

Stockholders’ deficit
Convertible preferred stock	1,708	1,708
Common stock	3	3
Additional paid-in capital	16,618	12,966
Accumulated deficit	(95,738)	(78,576)
Accumulated other comprehensive loss	—	(2)

Total stockholders’ deficit	(77,409)	(63,901)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$7,027	$12,625